Exhibit 10.2

CONSULTING AGREEMENT

This Agreement (the “Agreement”) is dated November 1, 2020 and is entered into by and between Leader Capital Holdings Corp., a Nevada Corporation, (the “Client” or “LCHD”) and Chia-Jung LIANG (the “Consultant”). This Agreement is non-exclusive.

Recitals

WHEREAS, Consultant has experience in the field of information technology specializing in financial information and analytical tools on mobile platforms and

WHEREAS, Consultant is willing to be engaged by Client upon the terms and conditions herein contained; and

WHEREAS, a significant portion of Client’s business and assets are comprised of Proprietary and Confidential Information, as defined below, which Client wishes to preserve and protect;

NOW, THEREFORE, in consideration of the recitals, and of the terms, covenants, and conditions set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Client and Consultant mutually agree as follows:

1. Consulting Services. Client hereby retains Consultant to render the following services to Client:

●	Assist in strategizing the social media forum in the FinMaster APP,
●	Assist in searching and establishing the live broadcast teams,
●	Provide research and prediction of securities and financial application mobile APP development trends in the PR China, Hong Kong and Taiwan ROC,
●	Assist in improving user experiences in Client’s FinMaster APP
●	Assist in setting up Leader FinTech Academy.

The manner and means by which Consultant chooses to complete the services are in Consultant’s sole discretion and control. Consultant’s obligations shall be conditioned upon receiving such information and cooperation from Client as may be reasonably necessary to perform the services.

2. Services NOT Performed by Consultant. Although Consultant may come across and may comment upon Client’s legal documents, financial statements or other documentation in the course of performing the services hereunder, Client acknowledges that Consultant is not an attorney, nor is Consultant providing auditing or accounting services or opining on representations made in any financial statements. Client further acknowledges that Client should consult with its own legal, auditing and accounting advisors regarding any matters requiring legal, auditing or accounting advice.

3. Relationship of Parties. This Agreement shall not constitute an employer-employee relationship, and it is the intent of each party that Consultant shall at all times be an independent contractor.

4. Term. The term of this Agreement shall commence on the date hereof and shall remain in effect for a period of twelve (12) months.

5. Compensation. For services provided hereunder, Consultant shall be paid the total sum of One million (1,000,000) restricted shares of LCHD. Consultant or Consultant’s employees shall only be entitled to payment or reimbursement for travel expenses, food, lodging, any per diem allowance, equipment, supplies, or similar items if expressly authorized in advance by Client.

6. Disclosure of Information. Consultant agrees that at no time (either during or subsequent to the term of this Agreement) will Consultant disclose or use, except in pursuit of the business of Client or any of its subsidiaries or affiliates, any Proprietary and Confidential Information of Client, or any subsidiary or affiliate of Client, acquired during the term of this Agreement. The term “Proprietary and Confidential Information” shall mean, but is not limited to, all information which is known or intended to be known only to Client, its subsidiaries and affiliates, and their employees, including any document, record, financial or other information of Client, or others in a confidential relationship with Client, and further relates to specific business matters such as the Client’s financial information, identity of clients and patients, policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other business of Client, its subsidiaries and affiliates, and their employees. Consultant agrees not to remove from the premises of Client except as necessary for Consultant to perform services in accordance with the terms of this Agreement, any document, record, or other information of Client or its affiliates.

Consultant agrees to return or destroy, immediately upon termination of Consultant’s services hereunder, any and all documentation relating to Proprietary and Confidential Information of Client and of others that is in the possession of Consultant, in whatever format it may be maintained, whether provided to, or developed by, Consultant, and to provide a certificate of destruction if required by Client.

Notwithstanding the foregoing, the restrictions contained in this Section 6 shall not apply to any Proprietary and Confidential Information that (i) is a matter of public knowledge or prior personal knowledge (from a source other than a party to this Agreement or its affiliate), (ii) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of Proprietary and Confidential Information, or (iii) is required by law or the order of any court or governmental agency, or in any litigation or similar proceeding to be disclosed; provided that the disclosing party shall, prior to making any such required disclosure, notify the other party with sufficient notice to permit that party to seek an appropriate protective order.

7. Proprietary and Confidential Information of Others. Consultant acknowledges that Client does business with clients that provide Client with information of a confidential nature, and that Client has contractual obligations to preserve the confidential nature of such information. Consultant agrees to treat any information received from clients of Client as confidential, as if it were the Proprietary and Confidential Information of Client.

8. Remedies. In addition to any other remedies, which Client may have by virtue of this Agreement, Consultant agrees that in the event that a breach of the confidentiality provisions of this Agreement occurs or is threatened, Client shall be entitled to obtain an injunction against Consultant from a court of competent jurisdiction to restrain any breach of confidentiality.

9. Termination. Either party may terminate this Agreement, with or without cause, upon thirty (30) days’ advance written notice to the other, unless otherwise mutually agreed upon.

10. Limitation of Liability to Client. Notwithstanding any other provision of this Agreement, in no event shall Consultant be liable to Client for Client’s lost profits, or special, incidental, punitive or consequential damages (even if Consultant has been advised of the possibility of such damages). Furthermore, in no event shall Consultant’s liability to Client under any circumstances exceed the amount of compensation actually received by Consultant from Client under this Agreement as of a date certain. Further, Consultant will not be liable for delays or performance failures due to circumstances beyond Consultant’s control.

11. Indemnification of Consultant. Client shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including counsel’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, that Consultant incurs as a result of having performed services on behalf of Client.

12. Client’s Representations. Client represents that it has the full right and authority to enter into and perform this Agreement. The consummation of the Agreement and the transactions contemplated herein do not violate any outstanding assignments, grants, licenses, encumbrances, obligations, agreements or understanding between Client and any other person or entity. Client represents and warrants to Consultant that Client is able to timely pay Consultant all fees and expenses incurred in the performance of the services hereunder.

13. Amendments. This Agreement may be amended only in a writing signed by both parties.

14. Independent Consultant; No Agency. The parties agree that at all times during the term of this Agreement, Consultant shall continue to be an independent Consultant, and is not authorized as, nor shall be deemed to be an employee, agent, partner, joint venture partner, or representative of Client. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Consultant or any employee or agent of Consultant. Consultant shall retain the right to perform services for others during the term of this Agreement.

15. Miscellaneous. No waiver by Client of any breach of this Agreement by Consultant shall be considered to be a waiver of any other breach. Should any litigation be commenced between Client and Consultant relating to any such breach, the prevailing party shall be entitled, in addition to such other relief as may be granted, reasonable costs and attorney’s fees relating to such litigation. If any term or provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. This Agreement shall be governed by the laws of the State of Nevada.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 1, 2020.

CLIENT

Leader Capital Holdings Corp.

/s/ Yi-Hsiu Lin
Yi-Hsiu Lin, CEO

CONSULTANT

/s/ Vincent Chia-Jung Liang
Vincent Chia-Jung Liang